EXHIBIT 12
                       THE BANK OF NEW YORK COMPANY, INC.
                  Ratios of Earnings to Fixed Charges and Ratios
                       of Earnings to Combined Fixed Charges
                           and Preferred Stock Dividends
                              (Dollars in millions)


                                             For the three      For the nine
                                             months ended       months ended
                                             September 30,      September 30,
                                             1996     1995      1996     1995
EARNINGS                                     ----     ----      ----     ----
--------

 Income Before Income Taxes                  $404     $380    $1,250   $1,091
 Fixed Charges, Excluding Interest
  on Deposits                                 116      134       394      430
                                             ----     ----    ------   ------
 Income Before Income Taxes and Fixed
  Charges, Excluding Interest on Deposits     520      514     1,644    1,521
 Interest on Deposits                         282      309       860      952
                                             ----     ----    ------   ------
 Income Before Income Taxes and Fixed
  Charges, Including Interest on Deposits    $802     $823    $2,504   $2,473
                                             ====     ====    ======   ======
FIXED CHARGES
-------------

 Interest Expense, Excluding Interest
  on Deposits                                $107     $126    $  370   $  405
 One-Third Net Rental Expense*                  9        8        24       25
                                             ----     ----    ------   ------
 Total Fixed Charges, Excluding Interest
  on Deposits                                 116      134       394      430
 Interest on Deposits                         282      309       860      952
                                             ----     ----    ------   ------
 Total Fixed Charges, Including Interest
  on Deposits                                $398     $443    $1,254   $1,382
                                             ====     ====    ======   ======
PREFERRED STOCK DIVIDENDS, PRE-TAX BASIS     $  4     $  4    $   12   $   12
----------------------------------------     ====     ====    ======   ======

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------

 Excluding Interest on Deposits              4.48x    3.84x     4.17x    3.54x
 Including Interest on Deposits              2.02     1.86      2.00     1.79

EARNINGS TO COMBINED FIXED CHARGES
& PREFERRED STOCK DIVIDENDS RATIOS
----------------------------------

 Excluding Interest on Deposits              4.33     3.72      4.05     3.44
 Including Interest on Deposits              2.00     1.84      1.98     1.77

       * The proportion deemed representative of the interest factor.